Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Service Providers” and “Financial Highlights” in the Proxy Statement/Prospectus and Information Statement in pre-effective amendment No. 1 to the Registration Statement (Form N-14, No. 333-186289) of the Aston Funds relating to the reorganization of the ASTON Small Cap Fund (formerly, ASTON/Veredus Small Cap Growth Fund) into the ASTON/LMCG Small Cap Growth Fund (formerly, ASTON Small Cap Growth Fund).

We also consent to the incorporation by reference therein of our report dated December 20, 2012 with respect to the financial statements and financial highlights of the Aston Funds included in the Annual Report for the period ended October 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 1, 2013